Exhibit 10.9

[Landstar System, Inc. Letterhead]

January 31, 2025

[Name]

[Address]

2025 Performance Related Stock Awards

Notice and Agreement under the 2011 Equity Incentive Plan

Dear [First Name]:

We are pleased to confirm that you have been credited with a target of [insert target number of RSUs] Performance Related Stock Awards, in the form of Restricted Stock Unit Awards (“RSUs”), under the 2011 Equity Incentive Plan (the “Plan”) of Landstar System, Inc. (the “Company”). Capitalized terms used without definition in this letter have the meanings given to them in the Plan.

We encourage you to review the Plan, which sets forth terms and conditions applicable to your RSUs, as well as the prospectus which accompanies this letter as Annex A. Please note that this letter and your RSUs are subject in all respects to the terms and conditions of the Plan; if there is any discrepancy between this letter and the Plan, the terms of the Plan shall govern. A copy of the Plan document accompanies this letter as Annex B.

You agree that as a condition precedent to your right to receive and retain the benefits of the RSUs, you must avoid Competitive Activity and comply with the covenants set forth in Appendix A – Restrictive Covenants Agreement. Additionally, in consideration of the grant of the RSUs pursuant to Section 1 below, and by your signature to this Award Agreement below, you agree to be bound by the covenants set forth in Appendix A to this Award Agreement (the “Award Agreement”), the terms of which are incorporated by reference as if set forth in full. These covenants shall be in addition to, and shall not supersede, the covenants set forth in any other agreement to which you and the Company or a Subsidiary or Affiliate of the Company are or hereafter become parties. In agreeing and accepting these covenants, you acknowledge having reviewed them and agree that these covenants are reasonable in time and scope and do not pose an undue hardship on you. You further acknowledge and agree that the Company would not have entered into this Agreement and issued RSUs under this Award Agreement if you did not agree to these covenants.

1. RSU Vesting. Your RSUs will vest on January 31 of 2028, 2029 and 2030, if you have remained continuously employed with the Company or a Subsidiary thereof through the applicable vesting date, and based on the following vesting formula: the number of RSUs that vests on each vesting date will be determined by (1) multiplying the number of RSUs credited to you under this Agreement as of the vesting date by (2) the Performance Multiple derived from the chart below, and (3) and subtracting therefrom the number of RSUs that have previously vested; provided that, in no event, may the aggregate number of your RSUs that become vested under this Section 1 exceed 200% of the RSUs credited to you under this Award Agreement; and provided further that, once a portion of your RSUs has vested under this Section 1, such portion shall remain vested. For purposes of this Award Agreement, the Performance Multiple shall be as set forth in the chart below, with linear interpolation between Performance Hurdles:

Performance Hurdle	Performance Multiple	Performance Level
0%	0%
25%	50%
50%	100%	Target
75%	150%
100%	200%	Maximum

For purposes of the forgoing chart, the Performance Hurdle means with respect to RSUs that may vest on January 31, 2028, January 31, 2029 or January 31, 2030, the average of the percentage change (positive or negative) derived by comparing operating income and income before income taxes per diluted share, in each case from continuing operations for the year then ended, to 2024 Operating Income and 2024 Income Before Income Taxes Per Share, respectively. In determining the number of RSUs that become vested based on achieving the Performance Hurdle, such number shall be rounded to the nearest whole number.

“2024 Operating Income” means $248,907,000.

“2024 Income Before Income Taxes Per Share” means $7.16.

The determination of the number of your RSUs that vests as of each vesting date will be certified by the Committee as soon as reasonably practicable following the vesting date, but in no event later than two business days following the release of earnings by the Company for the relevant fiscal year. Any RSUs that do not become vested as of March 1, 2030 shall be forfeited.

2. Termination of Employment. Except as provided below or as otherwise provided in the Plan, any portion of your RSUs that have not otherwise become vested prior to the date your employment terminates will be forfeited upon your termination. Notwithstanding the immediately preceding sentence, if your employment is terminated due to your death or Disability, the unvested RSUs will remain outstanding and shall continue to be eligible to become vested as set forth in Section 1.

3. Transferability. You may not, at any time assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSUs and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable for all purposes.

4. No Rights as a Stockholder other than Dividend Equivalents. Except as provided in this Section 4, you will not be the record owner of the shares of Stock underlying your RSUs, and you will not be entitled to any rights of a holder of the Stock (including, without limitation, any voting or dividend rights) unless and until the shares of Stock are transferred to you following vesting as set forth above. Dividend equivalents will be credited to your RSUs each time that a dividend is paid on the Company’s Stock. The aggregate amount of such dividend equivalents so credited in respect of each such dividend shall be equal to the dividend paid on a share of Stock multiplied by the number of RSUs credited to you under this Award Agreement on the dividend record date (to the extent the shares of Stock represented by such RSUs have not been paid to you as of the dividend record date). The dividend equivalents shall be converted into additional RSUs, rounded down to the nearest whole number, on the dividend payment date based upon the then Fair Market Value of the Stock, and such RSUs shall be added to the RSUs credited to you under this Award Agreement. The shares of Stock representing the portion of your RSUs that vest will be transferred to you as soon as practicable (but in no event later than 74 days) following the applicable vesting date.

5. Post-Vesting Holding Period. You will be expected to continue to hold the shares of Stock that you receive upon settlement of the RSUs, net of any applicable withholding obligations in connection with such settlement, for a period of not less than one year. All such shares shall be initially issued to you in an account in your name at Computershare, the Company’s transfer agent.

6. Change in Control. Unless the Committee determines otherwise in accordance with the Plan, in the event of a Change in Control that occurs prior to January 31, 2030, your RSUs will vest upon the Change in Control based on the following vesting formula; provided that, in no event, may the application of this Section 6 result in vesting that is duplicative of the vesting that results by application of Section 1; and provided further that, in no event, may the aggregate number of your RSUs that become vested under this Section 6, together with the RSUs that vest by operation of Section 1, exceed 200% of the RSUs credited to you under this Award Agreement:

If the Change in Control occurs	Number of Vested RSUs
During the Company’s 2025 fiscal year	[insert number of RSUs equal to 20% of target number]

During the Company’s 2026 fiscal year	The sum of (i) the number of RSUs that would vest as provided in Section 1, assuming for this purpose that the applicable Performance Hurdle is calculated based on the results from continuing operations for the 2025 fiscal year compared to the results from continuing operations for the 2024 fiscal year, and (ii)[insert number of RSUs equal to 20% of target number]

During the Company’s 2027 fiscal year	The sum of (i) the number of RSUs that would vest as provided in Section 1, assuming for this purpose that the applicable Performance Hurdle is calculated based on the results from continuing operations for the 2026 fiscal year as compared to the results from continuing operations for the 2024 fiscal year, and (ii)[insert number of RSUs equal to 20% of target number]

During the Company’s 2028 fiscal year	The sum of (i) the number of RSUs that would vest as provided in Section 1, assuming for this purpose that the applicable Performance Hurdle is calculated based on the results from continuing operations for the 2027 fiscal year as compared to the results from continuing operations for the 2024 fiscal year, and (ii)[insert number of RSUs equal to 20% of target number]

During the Company’s 2029 fiscal year	The sum of (i) the number of RSUs that would vest as provided in Section 1, assuming for this purpose that the applicable Performance Hurdle is calculated based on the results from continuing operations for the 2028 fiscal year as compared to the results from continuing operations for the 2024 fiscal year, and (ii)[insert number of RSUs equal to 20% of target number]

After the end of the Company’s 2029 fiscal year and before January 31, 2030	The number of RSUs that would vest as provided in Section 1, assuming for this purpose that the applicable Performance Hurdle is calculated based on the results from continuing operations for the 2029 fiscal year as compared to the results from continuing operations for the 2024 fiscal year.

Any RSUs that have not become vested (after operation of this Section 6) as of the date the Change in Control occurs shall be forfeited. Vested RSUs that have not been paid prior to the occurrence of the Change in Control shall either (a) be paid in shares of Stock or (b) be cancelled in exchange for an immediate payment in cash of an amount based upon the Change in Control Price, in the discretion of the Committee.

7. No Guarantee of Employment. Please note that nothing in this letter shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, nor confer upon you any right to continue in the employ of the Company or any Subsidiary or affiliate.

8. Clawback. Please note that this award of RSUs, any portion thereof and any payment related thereto, are subject to recovery or “clawback” by the Company. Notwithstanding any other provision of this letter or the Plan, the Company may cancel all or any part of the RSUs, require reimbursement of any amounts earned in respect of the RSUs, and effect any other right of recoupment in respect of the RSUs in accordance with the Clawback Policy. In addition, you may be required to repay to the Company previously paid compensation in respect of the RSUs in accordance with the Clawback Policy. By accepting the RSUs, you are agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

9. Amendments. The Committee has the right, in its sole discretion, to alter or amend this letter from time to time and in any manner for the purpose of promoting the objectives of the Plan, provided that no such amendment shall in any manner adversely affect your rights under this letter without your consent.

[intentionally left blank]

Congratulations on your Performance Related Stock Awards.

LANDSTAR SYSTEM, INC.

By:
Name: James P. Todd
Title: Vice President and Chief Financial Officer

Signature to the Award Agreement includes, and shall be construed as, signature to the Restrictive Covenant Agreement set forth in Appendix A.

[PARTICIPANT]

Acknowledged and agreed:

«Name»

Dated:

LANDSTAR SYSTEM, INC.

By:
Name: Michael K. Kneller
Title: Vice President, General Counsel and Secretary

Appendix A

RESTRICTIVE COVENANT AGREEMENT

Subject to any state-specific modifications or additions that may be applicable to Participant under Appendix A-1, the parties agree to the following in order to protect the legitimate business interests of the Company and its Subsidiaries and Affiliates (collectively, the “Company”) and to prevent irreparable harm to the Company:

1. Purpose. The purpose of this Restrictive Covenant Agreement (“RCA”) is to provide the terms and conditions of certain covenants entered into as a condition of the issuance to [PARTICIPANT] (the “Participant”) of Performance Related Stock Awards, in the form of RSU Awards, under the 2011 Equity Incentive Plan of Landstar System, Inc. (collectively with its affiliated companies, the “Company”), as referenced by that certain 2025 Performance Related Stock Awards Notice and Agreement under the 2011 Equity Incentive Plan, between the Participant and the Company, dated as of January 31, 2025 (the “Award Agreement”). Capitalized terms not otherwise defined in this RCA shall have the meaning assigned in the Award Agreement. In consideration of the Company’s issuance of the Restricted Stock Units, the Participant’s continued employment with the Company, and for other valuable consideration the sufficiency of which is hereby acknowledged, intending to be legally bound, the Participant hereby agree to the following:

2. Confidential Information. I recognize and acknowledge that, by reason of my service to the Company, I have had and will continue to have access to certain confidential and proprietary information of the Company. For purposes of this RCA, “Confidential Information” means all information and compilations of information in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company, that the Participant first gains knowledge of or access to as a consequence of the Participant’s employment to the extent that the Company has not made it public or authorized public disclosure of it and it is not readily available through lawful and proper means to the public or others in the industry who have no obligation to keep it confidential. Confidential Information shall be presumed to include, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, customers, agents, capacity providers, suppliers, vendors and/or competitors. Confidential Information shall be understood to include any and all Company trade secrets (as defined under applicable state or federal law), but an item need not be a trade secret to qualify as Confidential Information. Subject to Section 3 of this RCA, the Participant agrees that the Participant shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Participant’s assigned duties and for the benefit of the Company, either during the Participant’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Participant during the Participant’s employment. The Participant will comply with all Company policies and directives concerning the use, storage, and transfer of Confidential Information. This RCA does not prohibit the

Participant’s use of generally available knowledge, skill and education that is not specific to the Company or its business relationships but is instead knowledge generic to the industry or the Participant’s profession. The foregoing restrictions on use or disclosure of information shall not apply to information that (i) was known to the public prior to its disclosure to the Participant; (ii) becomes generally known to the public subsequent to disclosure to the Participant through no wrongful act of the Participant or otherwise unlawful or improper means; (iii) a disclosure that the Participant is required to make due to court order, subpoena, or other legal mandate or (iv) with respect to any Permitted Disclosures (defined in Section 3 of this RCA below).

3. Permitted Disclosures. For purposes of this RCA, “Permitted Disclosures” means any of the following: (i) voluntarily communicating with, or providing information to, any government agency or other regulator that is responsible for enforcing a law on behalf of the government (including, without limitation, the U.S. Equal Employment Opportunity Commission, the Commodity Futures Trading Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General of any agency) regarding conduct or action undertaken or omitted to be taken by Company or any of its affiliates that the Participant reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company; or (ii) providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company by any such government agency or other regulator; or (iii) discussing or disclosing information about unlawful acts, such as harassment or discrimination (in the workplace, at work-related events, between employees, or between an employer and an employee or otherwise) or any other conduct that the Participant has reason to believe is unlawful; or, (iv) engaging in a disclosure that is permitted under 18 U.S.C. § 1833(b) (as further described in Section 6.c below). No provision of this RCA shall be construed to require the Participant to obtain the approval of, or give notice to the Company or any of its employees or representatives to take any action permitted under clauses (i) or (ii) or (iii).

4. Non-competition. The Participant acknowledges that one or more of the following apply to Participant: (i) the Participant performs services of a unique nature for the Company that are irreplaceable, and that the Participant’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Participant has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company, (iii) in the course of the Participant’s employment by a competitor, the Participant would inevitably use or disclose such Confidential Information, (iv) the Company has substantial relationships with their customers and employees and the Participant has had and will continue to have access to, and develop relationships with, these customers and employees, (v) the Participant has received and will receive specialized training from the Company, and (vi) the Participant has generated and will continue to generate goodwill for the Company in the course of the Participant’s employment. Accordingly, during the period of the Participant’s employment with the Company and for a period of six (6) months thereafter (the “Restricted Period”), the Participant agrees that the Participant will not, own, manage, operate, or control, directly or indirectly, any person, firm, corporation or other entity, that is engaged in (or preparing to engage in) competition with any part of the Company’s business, or planned business, that Participant had involvement with or was provided Confidential Information about in the course of the Participant’s employment within the two year period preceding the Participant’s last day of employment (a “Competitor”), or be employed or engaged by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to a Competitor, in each case where such employment or engagement would involve (A) providing services to the Competitor that are the same as, or that are materially similar in function or purpose to, the services the Participant provided to a member of the Company within the two year period preceding the Participant’s last day of employment (the “Look Back Period”); or (B) assisting with the development or improvement of a Competitor’s product or service (existing or under development) that competes with any product or service of the Company (existing or under development) that the Participant had material involvement with or was provided Confidential Information about within the Look Back Period (a “Competing Product or Service”); or (C) participating in any activity that would involve or require, or be likely to require, the Participant to use or disclose Confidential Information to assist a Competitor. The post-employment restriction on the Participant created by the forgoing non-compete clause shall be geographically limited to the following “Restricted Territory”: (D) the geographic territory assigned to the Participant in the Look Back Period, by state, county, or other recognized geographic boundary that is assigned to the Participant as a limitation on where the Participant is to do business for the Company if the Participant’s responsibilities for the Company and access to Confidential Information are limited to a specifically assigned geographic territory of this nature; or, if the Participant is not assigned a specific geographic territory of this nature, then (E) the Restricted Territory shall be the state(s) where the Participant resides in the Look Back Period and those where the Participant performs work for the Company in the Look Back Period, and each additional state within the United States and equivalent regions in other countries where the Company does business that the Participant has material involvement with or is provided Confidential Information about within the Look Back Period. References to counties and states is understood to include county and state equivalents. The Participant will not, through remote communications from outside of the Restricted Territory engage in prohibited activity that reaches into, relates to, or otherwise materially involves business within the Restricted Territory. The Participant agrees not to complain about any uncertainty Participant may have regarding the Restricted Territory applicable to the Participant after Participant’s employment ends if the Participant does not seek clarification of the definition from the Company’s General Counsel immediately prior to or within ten days after the date Participant’s employment ends. Notwithstanding anything to the contrary, nothing herein shall prohibit the Participant from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company, so long as the Participant has no active participation in the business of such corporation. In addition, the provisions of this RCA shall not be violated by the Participant commencing employment with a subsidiary, division or unit of any diversified entity that has business units that engage in a business in competition the Company so long as the Participant and such subsidiary, division or unit that Participant is employed within do not engage in a business in competition with the Company. This restriction is referred to as the “Noncompete” covenant.

5. Non-solicitation; Non-interference.

a. During the Restricted Period, the Participant shall not, except in the furtherance of the Participant’s employment duties, directly or through assistance to others, individually or on behalf of any other person, firm, corporation or other entity, attempt to, or actually, solicit any customer of the Company with or of whom the Participant, during the Look Back Period, (A) had a business relationship on behalf of the Company or (B) learned or obtained Confidential Information about while providing services to the Company (a “Covered Customer”) (x) to purchase Competing Products or Services, or (y) to terminate or materially diminish their relationship with the Company, or (z) otherwise assist or aid any Competitor in identifying or soliciting any Covered Customer for a competitive purpose. This restriction is referred to the “Customer Nonsolicit” covenant.

b. During the Restricted Period, the Participant shall not, except in the furtherance of the Participant’s employment duties, directly or through assistance to others, individually or on behalf of any other person, firm, corporation or other entity:

(A) attempt to, or actually, (x) solicit any “Covered Individual”, which is an individual employed or contracted to work with or for the Company, whether as an employee, a business capacity owner (BCO) or independent sales agent that the Participant works with or gains Confidential Information about in the Look Back Period) to terminate or materially reduce such relationship, or (y) assist another business entity’s efforts to hire away, or participate in hiring away, a Covered Individual (such as, but not limited to, by identifying, interviewing, and/or helping recruit such Covered Individual), or

(B) attempt to, or actually, interfere with the Company’s business relationship with any supplier, vendor, distributor, joint venturer, licensor, licensee, franchisee, investor, or other provider of support or services that are relied upon by the Company and that would be difficult to replace without disruption to the Company’s business (a “Covered Provider”), by soliciting the Covered Provider to cease or reduce doing business with the Company, or to alter an existing business relationship with the Company to the Company’s detriment.

The restriction in part (A) is referred to as the “Worker Nonsolicit” and the restriction in part (B) is referred to as the “Provider Nonsolicit.” A Covered Individual who elects to end his/her/their employment or engagement with the Company shall remain a Covered Individual covered by the forgoing restriction for a period of six (6) months after the individual has ended his/her/their employment or engagement with the Company unless the inclusion of such an individual as a Covered Individual would make the Worker Nonsolicit unenforceable under controlling law. The Worker Nonsolicit and Provider Nonsolicit are understood to be inherently and reasonably limited by geography to the locations of the Covered Individuals and Covered Providers, but if (and only if) an additional geographic limitation is necessary under controlling law for them to be enforceable then they shall also be limited to the Restricted Territory.

c. As used in this RCA, to “solicit” and “soliciting” shall be presumed to mean to interact with another person or entity with the purpose or foreseeable result being to cause, encourage, motivate, or induce the person or entity to engage in some responsive action (such as starting, modifying, or ending a business relationship), irrespective of who first initiated contact. These terms shall not include general advertising (such as “help wanted” ads) that are not targeted at the Company’s employees, customers, or providers. If the Participant is employed by the Company in a non-management, non-supervisory role then nothing in this RCA will prohibit the Participant from engaging in conduct that is protected under Section 7 of the National Labor Relations Act (NLRA) such as the right of employees to self-organization, to form, join, or assist labor organizations, to strike, picket, or otherwise engage in other concerted activities for their mutual aid or protection, to solicit other employees to join in such activity, or to refuse to do so; this includes as a Permitted Disclosure using or disclosing information acquired through lawful means regarding the wages, benefits, or other terms and conditions of employment of individuals employed by the Company for any purpose protected under the NLRA unless the information was entrusted to the Participant in confidence by the Company as part of confidential job duties (such as, but not limited to human resource or personnel management, payroll, or benefits administration duties).

6. Inventions.

a. The Participant acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Participant’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Participant, solely or jointly with others, during the Participant’s employment, or (B) suggested by any work that the Participant performs in connection with the Company, either while performing the Participant’s duties with the Company or on the Participant’s own time, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Participant will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Participant will surrender them upon the termination of employment, or upon the Company’s request. The Participant irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Participant’s employment, together with the right to file, in the Participant’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Participant will, at any time during and subsequent to the Participant’s employment, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Participant from the Company. The Participant will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Participant from the Company.

b. In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Participant agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Participant. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Participant hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Participant’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Participant hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Participant has any rights in the results and proceeds of the Participant’s service to the Company that cannot be assigned in the manner described herein, the Participant agrees to unconditionally waive the enforcement of such rights. The Participant hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Participant’s benefit by virtue of the Participant being an employee of or other service provider to the Company.

c. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this RCA is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this RCA have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

7. Return of Company Property. Unless otherwise agreed in writing with the Company, on the date of the Participant’s termination of employment for any reason (or at any time prior thereto at the Company’s request), the Participant shall return all Confidential Information and property belonging to the Company (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). If the Participant discovers any Confidential Information or property of the Company in Participant’s possession following the Participant’s termination of employment, the Participant shall promptly return such property to the Company or, at the instruction of the Company, destroy such property or information. For the avoidance of doubt, nothing in this Section prohibits the Participant from communicating with, or providing information to, any government agency or other regulator as permitted under Section 3 of this RCA.

8. Reasonableness of Covenants. In signing this RCA, the Participant gives the Company assurance that the Participant has carefully read and considered all of the terms and conditions of this RCA, including the restraints imposed under this RCA hereof. The Participant agrees that these restraints are necessary for the reasonable and proper protection of the Company and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Participant from obtaining other suitable employment during the period in which the Participant is bound by the restraints. The Participant agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that the Participant is subject to the constraints in Sections 4 and 5, the Participant will provide a copy of this RCA to such entity, and such entity shall acknowledge to the Company in writing that it has read this RCA. The Participant acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and that the Participant has sufficient assets and skills to provide a livelihood while such covenants remain in force. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Participant’s obligations to that affiliate under this RCA.

9. Reformation; Severability. If it is determined by the Company or by a court of competent jurisdiction in any state that any restriction in this RCA is excessive in duration or scope or is unreasonable or unenforceable under applicable federal or state law or regulation, it is the intention of the parties that such restriction may be modified or amended to render it enforceable to the maximum extent permitted by applicable federal or state law or regulation. If reformation is not available for any reason, then the invalidity, illegality or unenforceability of any provision of this RCA in any respect shall apply solely to such provision, and the remaining provisions of this RCA (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. Presumptions provided for in this RCA can only be overcome through clear and convincing evidence by the party opposing the presumption, and a presumption will not apply if its application would make the clause or restriction where it would be applied void, illegal, or otherwise unenforceable.

10. Tolling. In the event of any violation of the provisions of this RCA, the Participant acknowledges and agrees that the post-termination restrictions contained in this RCA shall be extended for a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation; provided, however, that once the Participant has fully and finally ceased being in violation of post-termination restrictions and has continuously complied with them for the proscribed length of time, they shall expire. In addition, this tolling clause will not apply if its application would make the restriction to which it applies unenforceable as a matter of law.

11. Consequences of Breach or Unenforceability.

a. Independent from the remedies for a breach of this Agreement provided for in Section 11.b below, in the event that Participant engages in conduct that does not comply with the requirements of this RCA, and Participant thereby fails to satisfy the conditions precedent to entitlement to receive and retain the benefits of the Award Agreement, to the fullest extent permitted under controlling law, Participant will forfeit all RSUs granted through the Award Agreement, and shall within thirty (30) days of the Plan Administrator’s written demand, return to the Company any monetary gain (less taxes paid thereon) realized by Participant in the preceding two years as a result of the RSUs awarded to Participant through the Award Agreement. This will be construed as the consequence of the failure to meet a condition precedent to the benefits of the Award Agreement, and not as a damages remedy of any kind.

b. The Participant acknowledges and agrees that Participant’s covenants and obligations with respect to noncompetition, nonsolicitation, confidentiality, and assignment of inventions set forth in the RCA relate to special, unique and extraordinary matters and that a violation or threatened violation of any of the terms of such covenants or obligations would likely cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Participant agrees, to the fullest extent permitted by applicable law, that in the event of a breach or threatened breach the Company shall be entitled to an injunction, restraining order or such other equitable relief as is necessary to compel specific performance and restrain the Participant from conduct in breach of Participant’s obligations under this RCA. These injunctive remedies shall be cumulative and are in addition to any other rights and remedies the Company may otherwise have at law or in equity.

12. Survival. The obligations contained in this RCA hereof shall survive the termination or the Participant’s employment (howsoever initiated) and shall be fully enforceable thereafter in accordance with their terms. In addition, the provisions of this RCA shall remain in effect after, and be unaffected by any change in position, title, duties, compensation, or other terms and conditions of Participant’s employment.

13. Governing Law; Jurisdiction; Arbitration. Subject to any state-specific limitations that may be applicable to Participant under Appendix A-1, this RCA is governed by and will be construed and enforced in accordance with the laws of the State of Florida without reference to its choice of law principles. Any dispute or controversy arising under or in connection with this RCA, except an action for injunctive relief arising under the RCA, that cannot be resolved by agreement of the parties shall be fully and finally resolved by binding arbitration. The arbitration shall be held in Duval County, Florida, and except to the extent inconsistent with the RCA, shall be conducted pursuant to the terms and conditions of the Arbitration Agreement, between the Company and the Participant, on file in the personnel records of the Company. The parties agree that any action for injunctive relief arising under the RCA shall be exclusively litigated in a court of proper subject matter jurisdiction (state or federal) located in Duval County, Florida.

14. Counterparts. This RCA may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.